Rule 424(b)(3)

File No. 333-134633

NOTE: This form of Receipt is being filed to remove the par value language from the form of receipt, effective October 3, 2023.

Exhibit A to Deposit Agreement

No.	______________________________

GLOBAL DEPOSITARY SHARES (Each Global Depositary Share represents ten deposited Shares)

THE BANK OF NEW YORK

GLOBAL DEPOSITARY RECEIPT

FOR GLOBAL DEPOSITARY SHARES REPRESENTING

DEPOSITED SHARES OF COMMON STOCK OF

IRSA INVERSIONES Y REPRESENTACIONES S.A.

(INCORPORATED WITH LIMITED LIABILITY UNDER

THE LAWS OF THE ARGENTINE REPUBLIC)

The Bank of New York, as depositary (hereinafter called the “Depositary”), hereby certifies that __________________________________________, or registered assigns IS THE OWNER OF ___________________________________.

GLOBAL DEPOSITARY SHARES

representing deposited Shares of Common Stock (herein called “Shares”) of IRSA Inversiones y Representaciones S.A., incorporated with limited liability under the laws of the Argentine Republic (herein called the “Issuer”). At the date hereof, each Global Depositary Share represents ten Shares deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at the Buenos Aires office of The Bank of New York (herein called the “Custodian”). The Depositary’s Principal Corporate Trust office is located at a different address than its principal executive office. Its office and its principal executive office are located at 240 Greenwich Street, New York, NY 10286.

THE DEPOSITARY’S PRINCIPAL CORPORATE TRUST OFFICE ADDRESS IS

240 GREENWICH STREET, NEW YORK, NY 10286

1.                  THE DEPOSIT AGREEMENT.

This Global Depositary Receipt is one of an issue (herein called “Receipts”), all issued and to be issued upon the terms and conditions set forth in the deposit agreement, dated as of May 24, 1994, as amended and restated as of December 12, 1994, as amended and restated as of November 15, 2000 (herein called the “Deposit Agreement”), by and among the Issuer, the Depositary, and all Owners and holders from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof. The Deposit Agreement sets forth the rights of Owners and holders of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called “Deposited Securities”). Copies of the Deposit Agreement are on file at the Depositary’s Principal Corporate Trust Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Capitalized terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2.                  SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender at the Principal Corporate Trust Office of the Depositary of this Receipt, and upon payment of the fee of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Owner hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the Global Depositary Shares for which this Receipt is issued. Delivery of such Deposited Securities may be made by the delivery of (a) certificates in the name of the Owner hereof or as ordered by him or certificates properly endorsed or accompanied by a proper instrument or instruments of transfer and (b) any other securities, property and cash to which such Owner is then entitled in respect of this Receipt. Such delivery will be made at the option of the Owner hereof, either at the office of the Custodian or at the Principal Corporate Trust Office of the Depositary, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Principal Corporate Trust Office of the Depositary shall be at the risk and expense of the Owner hereof.

3.      TRANSFERS, SPLIT-UPS AND COMBINATIONS OF RECEIPTS.

The transfer of this Receipt is registrable on the books of the Depositary at its Principal Corporate Trust Office by the Owner hereof in person or by a duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose. This Receipt may be split into other such Receipts, or may be combined with other such receipts into one Receipt, evidencing the same aggregate number of Global Depositary Shares as the Receipt or Receipts surrendered. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt or withdrawal of any Deposited Securities, the Issuer, Depositary, Custodian or Registrar may require payment from the depositor of the Shares or the presenter of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to the Shares being deposited or withdrawn) and payment of any applicable fees as provided in this Receipt or in the Deposit Agreement, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary and the Issuer may establish consistent with the provisions of the Deposit Agreement or this Receipt, including, without limitation, this Article 3.

The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or deposits of Shares may be refused, or the transfer of Receipts in particular instances may be refused, or the registration of transfer, split-up or combination of outstanding Receipts may be suspended generally, or in particular instances, during any period when the transfer books of the Depositary or the Issuer, or the Foreign Registrar, if applicable, are closed, or if any such action is deemed necessary or advisable by the Depositary or the Issuer, in good faith, at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to the provisions of the following sentence. Notwithstanding anything in this Receipt or in the Deposit Agreement to the contrary, the surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Issuer or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.

4.      LIABILITY OF OWNER FOR TAXES.

If any tax or other governmental charge shall become payable with respect to this Receipt or any Deposited Securities represented by the Global Depositary Shares evidenced hereby, such tax or other governmental charge shall be payable by the Owner hereof to the Depositary. The Depositary may refuse to effect registration of transfer of this Receipt or any transfer and withdrawal of Deposited Securities represented by the Global Depositary Shares evidenced by this Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner hereof any part or all of the Deposited Securities represented by the Global Depositary Shares evidenced by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner hereof shall remain liable for any deficiency.

5.      WARRANTIES OF DEPOSITORS.

Every person depositing Shares hereunder and under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued, fully paid, non-assessable, and free of any preemptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do. Every such person shall also be deemed to represent that the deposit of such Shares and the sale of Receipts evidencing Global Depositary Shares representing such Shares by that person are not restricted under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

6.      FILING PROOFS, CERTIFICATES AND OTHER INFORMATION.

Any person presenting Shares for deposit or any owner of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, proof of the identity of any person legally or beneficially interested in the Receipt and the nature of such interest, proof of compliance with all applicable laws and regulations and provisions of or governing Deposited Securities and the terms of the Deposit Agreement or such information relating to the registration on the books of the Issuer or the Foreign Registrar, if applicable, of the Shares presented for deposit or other information, to execute such certificates and to make such representations and warranties, as the Depositary, or the Issuer upon request to the Depositary, may deem necessary or proper to comply with applicable laws or regulations or to enable the Depositary to perform its obligations under the Deposit Agreement. The Depositary may, and at the request of the Issuer shall, withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made.

Upon the request and at the expense of the Issuer, the Depositary and the Custodian shall provide the Issuer, in a timely manner, with copies of any such proofs of citizenship or residence, or exchange control approval which it receives or any other information referred to above so requested.

No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that all conditions to such deposit have been satisfied by the person depositing such Shares under Argentine laws and regulations and any necessary approval has been granted by the governmental authority or body in the Argentine Republic, if any, which is then performing the function of the regulation of currency exchange. If required by the Depositary, Shares presented for deposit at any time, whether or not the transfer books of the Issuer or the Foreign Registrar, if applicable, are closed, shall also be accompanied by (i) an agreement or assignment, or other instrument satisfactory to the Depositary, which will provide for the prompt transfer to the Custodian of any dividend, or right to subscribe for additional Shares or to receive other property which any person in whose name the Shares are or have been recorded may thereafter receive upon or in respect of such deposited Shares, or in lieu thereof, such agreement of indemnity or other agreement as shall be satisfactory to the Depositary and (ii) if the Shares are registered in the name of the person on whose behalf they are presented for deposit, a proxy or proxies entitling the Custodian to vote such deposited Shares for any and all purposes until the Shares are registered in the name of the Custodian or its nominee.

7.      CHARGES OF DEPOSITARY.

The Issuer agrees to pay the fees, reasonable expenses and reasonable out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Issuer from time to time. Unless otherwise agreed, the Depositary shall present its statement for such charges and expenses to the Issuer once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Issuer or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03 of the Deposit Agreement), whichever applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Issuer or Foreign Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee not in excess of $5.00 or less per 100 Global Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Sections 2.03 or 4.03 of the Deposit Agreement and the surrender of Receipts pursuant to Section 2.05 of the Deposit Agreement, (6) a fee not in excess of $.02 per Global Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement including, but not limited to Sections 4.01 through 4.04 thereof, and (7) a fee not in excess of $1.50 per certificate for Receipt or Receipts for transfers made pursuant to Section 2.04 of the Deposit Agreement.

The Depositary, subject to Article 8 hereof, may own and deal in any class of securities of the Issuer and its affiliates and in Receipts.

8.      PRE-RELEASE OF RECEIPTS.

Notwithstanding Section 2.03 of the Deposit Agreement, the Depositary may execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement (a “Pre-Release”). The Depositary may, pursuant to Section 2.05 of the Deposit Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been PreReleased. The Depositary may receive Receipts in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release will be (a) preceded or accompanied by a written representation and agreement from the person to whom Receipts are to be delivered that such person, or its customer, (i) owns the Shares or Receipts to be remitted, as the case may be, (ii) assigns all beneficial right, title and interest in such Shares to the Depositary for the benefit of the Owners and (iii) agrees in effect to hold such Shares for the account of the Depositary until delivery of the same, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days’ notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of Global Depositary Shares which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30U of the Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate and may, with the prior written consent of the Issuer, change such limit for purposes of general application. The collateral referred to in clause (b) above shall be held by the Depositary for the benefit of the Owners as security for the performance of the obligations to deliver Shares set forth in clause (a) above (and shall not, for the avoidance of doubt, constitute Deposited Securities under the Deposit Agreement).

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

9.      TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive Owner and holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by proper instruments of transfer and transferred in accordance with the terms of the Deposit Agreement, is transferable by delivery with the same effect as in the case of a negotiable instrument in accordance with the laws of the State of New York; provided, however, that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement or for all other purposes.

10.  VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual signature of a duly authorized signatory of the Depositary; provided, however, that the signature of the Depositary may be a facsimile if a Registrar for Receipts shall have been appointed and this Receipt is countersigned by the manual signature of a duly authorized officer of the Registrar.

11.  REPORTS; INSPECTION OF TRANSFER BOOKS.

The Issuer is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, files certain reports with the Securities and Exchange Commission (the “Commission”). Such reports will be available for inspection and copying by holders and Owners at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Depositary will make available for inspection by Owners of Receipts at its Principal Corporate Trust Office and the office of the Custodian any reports and communications, including any proxy soliciting material, received from the Issuer or Caja de Valores which are both (a) received by the Depositary or the Custodian as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Issuer or Caja de Valores. The Depositary, upon the request of the Issuer, will also send to Owners of Receipts copies of such reports when furnished by the Issuer or Caja de Valores pursuant to the Deposit Agreement. Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Issuer or Caja de Valores shall be furnished in English.

The Depositary will keep books for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Owners of Receipts provided that such inspection shall not be for the purpose of communicating with Owners of Receipts in the interest of a business or object other than the business of the Issuer or a matter related to the Deposit Agreement or the Receipts.

12.  DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary or the Custodian receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert, as promptly as practicable, such dividend or distribution into dollars and will promptly distribute the amount thus received (net of the fees of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) to the Owners of Receipts entitled thereto, provided, however, that in the event that either the Issuer or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed to the Owners of the Receipts evidencing Global Depositary Shares representing such Deposited Securities shall be reduced accordingly.

Subject to the provisions of Sections 4.11 and 5.09 of the Deposit Agreement, whenever the Depositary or the Custodian receives any distribution other than a distribution described in Sections 4.01, 4.03 or 4.04 of the Deposit Agreement, the Depositary will promptly cause the securities or property received by it to be distributed to the Owners of Receipts entitled thereto, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may upon consultation with the Issuer, adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) shall be distributed by the Depositary to the owners of Receipts entitled thereto as in the case of a distribution received in cash.

If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may and shall if the Issuer shall so request, instruct the Issuer to deposit or cause such Shares to be deposited with the account of the Custodian at the Foreign Registrar and promptly distribute to the Owners of outstanding Receipts entitled thereto, additional Receipts evidencing an aggregate number of Global Depositary Shares representing the amount of Shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement with respect to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of Global Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement. In lieu of delivering Receipts for fractional Global Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds of such sale, all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement. If additional Receipts are not so distributed, each Global Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and, practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto.

13.  RIGHTS.

In the event that the Issuer shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall, after consultation with the Issuer have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its reasonable discretion after consultation with the Issuer that it is lawful and feasible to make such rights available to all Owners or to certain Owners but not to other Owners, the Depositary may distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of Global Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed, if an Owner of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the Global Depositary Shares of such Owner under the Deposit Agreement, the Depositary will make such rights available to such Owner upon written notice from the Issuer to the Depositary that (a) the Issuer has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Issuer has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary from such Owners to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Issuer shall cause the Shares so purchased to be delivered to the Depositary on behalf of such owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit Agreement, execute and deliver Receipts to such Owner. In the case of a distribution pursuant to the second paragraph of this Article 13, such Receipts shall be legended in accordance with applicable U.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

If the Depositary determines in its reasonable discretion after consultation with the Issuer that it is not lawful and feasible to make such rights available to all or certain Owners, it may sell the rights, warrants or other instruments in proportion to the number of Global Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise.

The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to all Owners or are registered under the provisions of such Act. If an Owner of Receipts requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Issuer upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

14.  CONVERSION OF FOREIGN CURRENCY.

Subject to any restrictions imposed by applicable Argentine laws, regulations or applicable permits issued by any Argentine office of foreign exchange or other governmental body, whenever the Depositary or the Custodian shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall promptly be distributed to the Owners entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation in whole or in part depending upon the terms of such warrants or other instruments. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any reasonable and customary expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall promptly file such application for approval or license, if any, as it may deem desirable, after consultation with the Issuer.

If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, of if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its reasonable discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible and practicable to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto for whom such conversion and distribution is not permissible and practicable.

15.  FIXING OF RECORD DATE.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each Global Depositary Share, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall fix a record date (after consultation with the Issuer if such record date is different from the record date applicable to the Deposited Securities) (a) for the determination of the Owners of Receipts who shall be entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each Global Depositary Share will represent the changed number of Shares, subject to the provisions of the Deposit Agreement.

16.  VOTING OF DEPOSITED SECURITIES.

Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall, as soon as practicable thereafter, mail or cause to be mailed to the Owners a notice, the form of which shall be subject to the reasonable discretion of the Depositary and applicable provisions of United States and Argentine law that govern the form and content of such notice, which shall contain (a) such information as is contained in such notice of meeting received by the Depositary from the Issuer, (b) a statement that the Owners, as of the close of business on the specified record date, will be entitled, subject to any applicable provision of Argentine law, the by-laws of the Issuer or the provisions of the Shares or Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securties represented by their respective Global Depositary Shares, (c) a statement as to the manner in which such instructions may be given, (d) if requested by the Issuer, any recommendation of the Board of Directors as to the matters to be voted on, and (e) a statement that if no such instructions are received the Depositary will vote the Shares or other Deposited Securities in the manner and under the conditions specified in Section 4.07 of the Deposit Agreement. Upon the written request of an Owner on such record date, received on or before the date and time established by the Depositary for such purpose, the Depositary shall endeavor in so far as practicable, to vote or cause to be voted the amount of Shares or other Deposited Securities represented by the Global Depositary Shares in accordance with the instructions set forth in such request. The Depositary shall not vote Shares or other Deposited Securities represented by the Global Depositary Shares other than in accordance with instructions received from an Owner. The Depositary shall not itself exercise any voting discretion with respect to the Shares or Deposited Securities represented by the Global Depositary Shares. If no such instructions are timely received from an Owner, such Owner shall be deemed to have instructed the Depositary to vote or cause to be voted, and the Depositary shall vote or cause to be voted, the amount of Shares or other Deposited Securities represented by the Global Depositary Shares in accordance with the instructions given to the Depositary by the Board of Directors of the Issuer as set forth in a written notice from the Issuer to the Depositary delivered prior to the meeting; provided, however, that if no such notice is received by the Depositary from the Issuer prior to the relevant meeting of holders, the Depositary shall vote or cause to be voted such Shares or Deposited Securities in the same manner as the majority of the Shares or Deposited Securities not held in the depositary receipt facility under the Deposit Agreement are voted in the relevant shareholders meeting. Notwithstanding the preceding sentence, the Depositary shall not be obligated to vote any Shares or Deposited Securities as to which timely voting instructions are not received from an Owner in the manner described in the preceding sentence unless the Issuer shall have provided to the Depositary an opinion of Argentine counsel (which may be rendered by the Issuer's internal legal counsel) to the effect that such resolutions to be voted upon at the shareholder's meeting are not contrary to Argentine law or the by-laws of the Issuer or if they are prohibited from doing so under any applicable provisions of Argentine law. In connection with any resolution to be voted upon by the Depositary as holder of Shares under this Agreement, the Issuer will provide to the Depositary an opinion of Argentine counsel (which if rendered by the Issuer's internal legal counsel will be rendered by the Issuer's Vice President of Legal Affairs) to the effect that such resolution is not contrary to Argentine law or the by-laws or regulations, if any, of the Issuer.

In addition, at any meeting of holders of Shares or other Deposited Securities (including ordinary and extraordinary meetings of shareholders of the Issuer), the Depositary shall, unless prohibited by Argentine law or otherwise requested by the Board of Directors of the Issuer, deposit all Shares or other Deposited Securities represented by the Global Depositary Shares for purposes of establishing a quorum at such meeting, whether or not voting instructions with respect thereto have been received.

The Depositary agrees to retain all records relating to the voting of Deposited Securities pursuant to Section 4.07 of the Deposit Agreement as required under applicable Argentine law.

In connection with the performance of their respective obligations under Section 4.07 of the Deposit Agreement the Issuer and the Depositary hereby mutually agree to inform one another of any applicable requirement or Argentine law and any changes thereto as soon as such requirements or changes come to the Issuer's or the Depositary's knowledge, as the case may be. The Depositary shall be responsible for determining the existence or applicability of any such requirement.

17.  CHANGES AFFECTING DEPOSITED SECURITIES.

In circumstances where the provisions of Section 4.03 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Issuer or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and Global Depositary Shares shall thenceforth represent, in addition to existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may and shall, if the Issuer shall so request, execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

18.  LIABILITY OF THE ISSUER AND THE DEPOSITARY.

In either the Depositary nor the Issuer nor any of their directors, employees, agents or affiliates shall incur any liability to any Owner or holder of any Receipt, if by reason of any provision of any present or future law or regulation of the United States, the Argentine Republic or any other country, or of any governmental or regulatory authority or stock exchange, including NASDAQ, or by reason of any provision, present or future, of the corporate charter of the Issuer, or by reason of any provision of the Deposited Securities or any securities issued or distributed by the Issuer, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or the Issuer or any of their directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the Deposited Securities it is provided shall be done or performed; nor shall the Depositary or the Issuer incur any liability to any Owner or holder of any Receipt by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or the corporate charter of the Issuer. Where, by the terms of a distribution pursuant to Sections 4.01, 4.02, or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, because of applicable law, or for any other reason, such distribution or offering may not be made available to Owners, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.

The Issuer assumes no obligation nor shall it be subject to any liability under the Deposit Agreement or the Receipts to Owners or holders of Receipts, except that it agrees to perform its obligations specifically set forth in the Deposit Agreement without negligence or bad faith.

The Depositary assumes no obligation nor shall it be subject to any liability under the Deposit Agreement to any Owner or holder of any Receipt (including, without limitation, liability with respect to the validity or worth of the Deposited Securities), except that it agrees to perform its obligations specifically set forth in the Deposit Agreement without negligence or bad faith.

Without limiting the preceding sentences, neither the Depositary nor the Issuer shall be W under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary or (ii) liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner, or any other person believed by it in good faith to be competent to give such advice or information including but not limited to, any such action or nonaction based upon written notice, request, direction or other document believed in good faith by it to be genuine and to have been signed or presented by the proper party or parties.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

The Depositary shall not be responsible and shall have no liability for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast, or the effect of any such vote, or for any action taken or not taken with respect to any such vote, provided that the Depositary performed its obligations without negligence or bad faith.

With respect to any Pre-Release (as defined in Section 2.09 of the Deposit Agreement), the Issuer shall not be responsible for any liabilities or expenses (a) which may be imposed under any United States Federal, state or local income tax laws or (b) which may arise out of the failure of the Depositary to deliver Deposited Securities when required under the terms of Section 2.05 of the Deposit Agreement. The preceding sentence shall not apply to any liability or expense which may arise out of any misstatement or alleged misstatement or omission or alleged omission in any registration statement, proxy statement, prospectus (or placement memorandum), or preliminary prospectus (or preliminary placement memorandum) relating to the offer or sale of Global Depositary Shares, except to the extent any such liability or expense arises out of W information relating to the Depositary or any Custodian, as applicable, furnished in writing and not materially changed or altered by the Issuer expressly for use in any of the foregoing documents, or, (ii) if such information is provided, the failure to state a material fact necessary to make the information provided not misleading. The Depositary may own and deal in any class of securities of the Issuer (and its affiliates) and in Receipts.

The Issuer has agreed in the Deposit Agreement to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the fees and expenses of counsel) which may arise out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified or supplemented from time to time, (i) by either the Depositary or any Custodian, or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence, wilful misconduct or bad faith of any of them, or (ii) by the Issuer or any of its directors, employees, agents and affiliates.

The Deposit Agreement provides that the indemnities contained in the preceding paragraph shall not extend to any liability or expense which may arise out of any Pre-Release (as defined in Section 2.09 of the Deposit Agreement) to the extent that any such liability or expense arises in connection with (a) any United States Federal, state or local income tax laws, or (b) the failure of the Depositary to deliver Deposited Securities when required under the terms of Section 2.05 of the Deposit Agreement. However, the Deposit Agreement provides that the indemnities contained in the preceding paragraph shall apply to any liability or expense which may arise out of any misstatement or alleged misstatement or omission or alleged omission in any registration statement, proxy statement, prospectus (or placement memorandum), or preliminary prospectus (or preliminary placement memorandum) relating to the offer of sale of Global Depositary Shares, except to the extent any such liability or expense arises out of (i) information relating to the Depositary or any Custodian, as applicable, furnished in writing and not materially changed or altered by the Issuer expressly for use in any of the foregoing documents, or, (ii) if such information is provided, the failure to state a material fact necessary to make the information provided not misleading.

No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement.

19.	RESIGNATION AND REMOVAL OF DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Issuer, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Issuer by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. Whenever the Depositary in its discretion determines that it is in the best interest of the Owners of Receipts to do so, it may be subject to the prior approval of the Issuer, appoint a substitute or additional custodian or custodians.

20.  AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Issuer and the Depositary in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees and cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding Receipts. Every Owner of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.

21.  TERMINATION OF DEPOSIT AGREEMENT.

The Depositary shall at any time at the direction of the Issuer, terminate the Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Issuer and the Owners of all Receipts then outstanding if at any time 90 days shall have expired after the Depositary shall have delivered to the Issuer a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. On and after the date of termination, the Owner of a Receipt will, upon (a) surrender of such Receipt at the Principal Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.05 of the Deposit Agreement, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the Global Depositary Shares evidenced by such Receipt. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the, Depositary for the surrender of a Receipt, any expenses for the account. of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). Upon the termination of the Deposit Agreement, the Issuer shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses. The obligations of the Depositary under Section 5.08 of the Deposit Agreement shall survive the termination of the Deposit Agreement.

22.  DISCLOSURE OF INTEREST.

The Issuer may from time to time request Owners to provide information as to the capacity in which such Owners own or owned Receipts and regarding the identity of any other persons then or previously interested in such Receipts and the nature of such interest. Each Owner agrees to provide any information requested by the Issuer or the Depositary pursuant to this Article 22. At the expense of the Issuer, the Depositary and the Custodian agree to use reasonable efforts to comply with written instructions received from the Issuer requesting that the Depositary or the Custodian forward any such requests to the Owners and to forward to the Issuer such responses to such requests received by the Depositary or the Custodian.